Simpson Manufacturing Co., Inc. Issues Statement Regarding Stockton Facility Strike by Union Representing Hourly Plant Employees PLEASANTON, California (September 6, 2019) – Simpson Manufacturing Company, Inc. (NYSE: SSD) announced a strike was initiated yesterday by one of the two unions representing a majority of its hourly plant employees in its Stockton, California facility. All non- union employees are working regular business hours and the company is moving forward with its contingency plan to process orders at the Stockton facility. Currently, the company expects a minimal impact on operations and production costs resulting from the strike. "We have been in good faith negotiations with the union since early August with the goal of reaching a negotiated agreement that is fair and representative of the labor market that exists in the Central Valley where the plant is located. While a quick end to the strike would be preferable, we have contingency plans in place that allow us to continue operating the Stockton facility for the foreseeable future," said Karen Colonias, Simpson’s President and Chief Executive Officer. “We have invested to ensure the longevity of the Stockton facility’s operations for decades to come and to ensure quality employment opportunities for our current workers and the next generation. In addition, we are active supporters of the Stockton community through charitable contributions and partnerships with local organizations. We strongly believe our proposed offer will provide many more years of economic growth for the Stockton facility and community.” About Simpson Manufacturing Co., Inc. Simpson Manufacturing Co., Inc., headquartered in Pleasanton, California, through its subsidiary, Simpson Strong-Tie Company Inc., designs, engineers and is a leading manufacturer of wood construction products, including connectors, truss plates, fastening systems, fasteners and shearwalls, and concrete construction products, including adhesives, specialty chemicals, mechanical anchors, powder actuated tools and reinforcing fiber materials. The Company's common stock trades on the New York Stock Exchange under the symbol "SSD."

Cautionary Note Regarding Forward-Looking Statements This press release may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. We use words such as "may," "would," "could," "should," "will," "likely," "expect," "anticipate," "believe," "intend," "plan," "forecast," "outlook," "project," "estimate" and similar expressions suggesting future outcomes or events to identify forward-looking statements or forward-looking information. These statements are based on the company's current expectations and involve risks and uncertainties that could cause the company's actual results to differ materially. The differences could be caused by a number of factors, including without limitation liabilities, expenditures, impacts or disruptions related to the strike at the Company's plant in Stockton, California. For further information on these and other risks and uncertainties that may affect the company's business, see the "Risk Factors" and "Management's Discussion and Analysis of Financial Condition and Results of Operations" sections of the company's Annual Report on Form 10-K for the year ended December 31, 2018 and its Quarterly Report on Form 10-Q for the quarter ended June 30, 2019 filed with the SEC. The Company undertakes no obligation to publicly release any update or revision to these forward-looking statements, whether as a result of the receipt of new information, the occurrence of future events or otherwise. CONTACT: Addo Investor Relations investor.relations@strongtie.com (310) 829-5400